EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (No. 333-48609) of Waste Holdings, Inc. (the "Company") on Form S-8 of our report dated February 28, 2001, appearing in the annual report on Form 10-K of Waste Industries, Inc., the wholly owned subsidiary of the Company, and subsidiaries for the year ended December 31, 2000.


/s/  Deloitte & Touche LLP

Raleigh, North Carolina
April 20, 2001